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                                                                    Exhibit 99.1


WIND RIVER EXPECTS Q1 EPS OF 4-6 CENTS DESPITE SLOWDOWN IN CUSTOMER SPENDING

COMPANY ANNOUNCES MEASURES TO CONTROL COSTS AND INCREASE PROFITABILITY

ALAMEDA, CALIF. (BUSINESSWIRE) MAY 3, 2001 -- Wind River Systems, Inc. (Nasdaq:WIND), a leading provider of software and services for connected smart devices, announced today that the company has experienced a significant slowdown in near-term customer spending. The company expects revenue for the quarter to grow 18%-20% as compared with the first quarter of last year. Earnings for the first quarter, ended April 30, will be reported on May 17. Prior guidance for the quarter was 27% revenue growth over the same fiscal quarter last year. The company expects to report earnings per share in a range between 4-6 cents on a pro forma basis for the first quarter. Prior guidance had been 6 cents per share in the first quarter.

The company also announced cost control measures that include a reduction of the overall worldwide work force, organizational restructuring and additional measures focused on reducing operational expenses.

"The current business environment forced many of our customers, particularly those in North America, to delay their spending toward the end of the quarter. We are seeing customers postpone investments for new projects, which brings down their short-term spending in research and development," said Tom St. Dennis, President and Chief Executive Office of Wind River "In addition, orders for our professional services business decreased, as many customers reduced their expenditures in outside consulting services to preserve their internal workforces. As we have seen throughout the industry, our ability to forecast has been reduced by substantial changes in the way our customers are making purchasing decisions."

"We believe we are well positioned as a company to answer the increasing demands of our customers and remain confident in our long-term growth opportunities," said St. Dennis. "In the near-term, the challenging environment will most likely result in fiscal second quarter revenues below fiscal first quarter revenues. At this point, it is unclear when the environment will improve so we are acting responsibly to aggressively manage our cost structure while carefully maintaining our strong infrastructure and product investments."

Wind River will make both permanent and temporary adjustments to the company's business operations in order to optimize operating efficiency. The company plans to disclose specific estimates for cost savings and restructuring charges associated with these measures during a first quarter earnings conference call on May 17. Specific expense reduction measures will include:

      o A reduction in the number of employees worldwide by 12%-15%, and the company will reduce costs associated with contractors and temporary workers.

      o  All executive officers will take a 10% pay cut.

      o The company is making organizational changes to better align products, increase efficiencies and improve productivity overall.

      o The company will close North America offices for one-week during July 4th holiday and also encourage employees to use accrued vacation on selected Fridays throughout the summer.

"These steps are necessary to ensure that we are able to continue our leadership position in the industry during these short-term challenges," said St. Dennis. "We remain confident in our business model, our growth strategies, our talented team and our overall long-term market opportunity. We will continue to focus on performance during these times to emerge as an even stronger end-to-end strategic supplier."


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CONFERENCE CALL

Management will host a conference call at 2:15 p.m. Pacific Time on May 3, 2001 to discuss this announcement. You may listen to the conference call by calling 800-863-4938 in the U.S. (706-634-7025 internationally). A replay will be available beginning at approximately 6:00 p.m. Pacific Time on May 3, 2001 through 11:59 p.m. on May 10, 2001. To listen to the replay, please call 800-642-1687 in the U.S. (706-645-9291 internationally) and enter the conference I.D. number 136899.

ABOUT WIND RIVER

Wind River is a worldwide leader in embedded software and services for creating connected smart devices. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, digital consumer electronics, networking, medical, computer peripherals, automotive, industrial automation and control, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in sixteen countries worldwide.

Except for the historical information contained herein, this news release contains forward-looking statements, including those relating to acquisition and integration costs, contemplated product offerings and market share that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to timely development, acceptance and pricing of new products, the impact of competitive products and pricing, the potential slow down in funding for newer customers ("start-ups"), and other risk factors detailed in the company's 2000 Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Wind River Systems, the Wind River Systems logo, VxWorks, Tornado, Blue Thunder, StormPad and WindNet are trademarks or registered trademarks of Wind River Systems, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies or organizations.

CONTACT

Mike Zellner
Chief Financial Officer
510-749-2750

Tyler Painter
Director, Investor Relations
510-749-2551



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